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                                                                    EXHIBIT 2.C

                                   AGREEMENT

  Agreement (this "Agreement") dated June 19, 1996, between Tenneco Inc., a Delaware corporation ("Tenneco"), and El Paso Natural Gas Company, a Delaware corporation ("Consultant").

  1. Consulting Services. During the term of this paragraph, Consultant will consult and provide assistance and services to Tenneco with respect to (a) discussions and negotiations with customers of the Energy Business (as defined in the Agreement and Plan of Merger dated as of June 19, 1996 among Tenneco, Consultant and El Paso Merger Company (the "Merger Agreement"), plaintiffs in material litigation involving the Energy Business and regulatory authorities having jurisdiction over the operations of the Energy Business, including assisting the Energy Business in enhancing its relationships with customers, plaintiffs and regulatory authorities and in making progress towards, or achieving settlement of, litigation, rate or regulatory proceedings and (b) capital spending by the Energy Business.

  2. Compensation.

    (a) Tenneco recognizes that the foregoing consultation, assistance and services (collectively, the "Consulting Services") involve a substantial contribution of time, effort and expertise on the part of Consultant and will result in incremental value accruing to the Energy Business after the date of this Agreement.

    (b) As compensation for the foregoing Consulting Services ("Consulting Compensation"), Tenneco shall pay to Consultant a fixed consulting fee. The fee is intended to reflect appropriate compensation to Consultant for the incremental value that it is believed will accrue to the Energy Business arising out of the Consulting Services. This belief takes into account the nature and extent of the Consulting Services to be provided by the Consultant, the expected impact of the Consulting Services on the Energy Business, expected progress towards settlement achieved by the Energy Business with respect to rate matters, regulatory proceedings and litigation, the expected terms of any settlements obtained by the Energy Business with respect to rate matters, regulatory proceedings and litigation, the expected contribution of Consultant to achieving progress towards any such settlement or obtaining any such settlement, and the expected impact of any capital spending programs on the operations of the Energy Business including improvements to facilities, property, plant and equipment. In order to avoid any dispute between Tenneco and Consultant as to the incremental value attributable to the Consulting Services and the amount of the Consulting Compensation and to limit the aggregate amount of the Consulting Compensation, Tenneco and Consultant have agreed that the Consulting Compensation shall be in the amount of $10,000,000 per month for the six-month term of this Agreement. The aggregate $60,000,000 amount of the Compensation shall be payable by Tenneco immediately prior to any termination of the Merger Agreement dated the date hereof among Tenneco, Consultant and El Paso Merger Company (the "Merger Agreement"), pursuant to
  (x) Section 8.1(iii), (y) Section 8.1(iv)(B) or 8.1(v)(B), if Tenneco's Board of Directors withdrew, amended or modified in a manner materially adverse to Consultant its recommendation concerning the Merger or the Spinoffs prior to the vote of Tenneco's stockholders which is the subject of Section 8.1(iv)(B) or 8.1(v)(B), or (z) Section 8.1(vi) of the Merger Agreement, whether such termination occurs prior or subsequent to the expiration of paragraph 1 of this Agreement.

    (c) Consultant shall have no liability arising out of or relating to its performance of the Consulting Services, except for its gross negligence or wilful misconduct.

  3. Term. The term of the Consulting Services provided in paragraph 1 of this Agreement shall commence on the date of this Agreement and shall expire on December 19, 1996. All other provisions of this Agreement shall survive the expiration of paragraph 1 of this Agreement.
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  4. Entire Agreement; Severability. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. If this Agreement is held to be prohibited or invalid under applicable laws, such prohibition or invalidity shall have no effect upon any provision of the Merger Agreement or any other agreement between the parties hereto.

  5. Proceedings. Consultant shall indemnify and hold harmless Tenneco, its directors and officers from and against any liabilities, losses, damages, claims, costs and expenses (including reasonable attorneys' fees and expenses) arising out of, resulting from or relating to any action, suit or proceeding relating to this Agreement.

  6. Counterparts. This Agreement may be executed simultaneously in two counterparts, which taken together will constitute one and the same Agreement.

  7. Governing Law. ALL QUESTIONS AND/OR DISPUTES CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE.

  IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first written above.

                                          Tenneco Inc.

                                                      /s/ M.W. Meyer
                                          By: _________________________________
                                             Title: Vice President and Deputy
                                                      General Counsel

                                          El Paso Natural Gas Company

                                                  /s/ Britton White, Jr.
                                          By: _________________________________
                                                Title: Sr. V.P. and General
                                                          Counsel

                                    EX2C-2